Exhibit 99.2

Nevada Power Company, Colorado River Commission and Southern
Nevada Water Authority Announce Cooperative Business Accord

Action Expected to Benefit Customers Locally and Statewide

Las Vegas – February 10, 2005 — Nevada Power Company and its parent company Sierra Pacific Resources (NYSE: SRP), the Colorado River Commission (CRC) and the Southern Nevada Water Authority (SNWA) have agreed to work under a cooperative business accord, officials announced today. The agreement will not affect any of the entities’ autonomy, but rather will provide more reliability, efficiency and value in the delivery of essential water and power services to the public.

Subject to approval by the entities’ respective boards and certain governmental authorities, the accord will allow Nevada Power, CRC and SNWA to collaborate on mutually beneficial initiatives while focusing on their primary missions of providing reliable electricity and water supplies for their customers. It also resolves outstanding issues among the entities.

“Having reliable water and power supplies is critical to this community’s continued prosperity,” said Rory Reid, Clark County Commission chairman and SNWA vice chair.
“This accord allows the entities involved to capitalize on the kinds of things they should be doing together to maximize value to their organizations and the community.”

“This agreement not only provides immediate and future opportunities that could benefit our customers, but also allows each of our organizations to more fully concentrate on what we do best,” said Walter Higgins, chairman and chief executive officer of both Nevada Power and Sierra Pacific Resources. “Water and power are often interdependent and we can meld these dependencies for the benefit of all.”

“Nowhere in the country is the power and water more critical than in the desert,” said

Patricia Mulroy, general manager of SNWA. “The economic prosperity and sustainability of this community are absolutely dependent on the success of these organizations. For the good of the community, for the good of the state, the time is now for a renewed business relationship.”

“This accord is the result of selfless commitment to collaboration on the part of all of the participants who looked beyond what has been to what can be,” said Richard Bunker, chairman, Colorado River Commission.

Highlights of the cooperative agreement include:

•	Nevada Power will enter into a long-term agreement to operate SNWA’s interest in Silverhawk Power Plant, located 35 miles northeast of Las Vegas. In exchange, the SNWA will receive a firm energy supply at a predictable price. SNWA will retain its 25 percent ownership in the plant;

•	Nevada Power will provide energy scheduling and balancing services to the SNWA and CRC;

•	Nevada Power, CRC and SNWA will work together to develop needed electric facilities for new water facilities, as well as on water resources required for electric generation;

•	Nevada Power will collaborate with the SNWA to facilitate requested energy load departures for the SNWA and its member agencies under existing law.-

•	CRC will continue to focus on managing state hydropower resources, managing energy activities for its existing customers and continuing its role in water matters regarding the Colorado River.

•	Regular meetings involving senior management of the three organizations will be held to communicate and coordinate issues among the parties.

The SNWA is a regional agency that manages water conservation, water quality and water resources. Member agencies are: Big Bend Water District (Laughlin), the cities of Las Vegas, North Las Vegas, Henderson and Boulder City, the Clark County Water Reclamation District and the Las Vegas Valley Water District.

The Colorado River Commission is a state agency responsible for acquisition, management and protection of all of Nevada’s water and hydropower resources from the

Colorado River and for meeting the electric power needs of its wholesale and retail customers.

Nevada Power Company, a wholly owned subsidiary of Sierra Pacific Resources, is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in southern Nevada. The company provides electricity to approximately 725,000 residential and business customers in a 4,500-square-mile service area.

Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and one of its subsidiaries, Nevada Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries in the near future and the financial performance of the Company’s subsidiaries, particularly Nevada Power Company. For Nevada Power Company these risks and uncertainties include, but are not limited to, adverse decisions in pending or future litigation, unfavorable rulings in Nevada Power’s future rate cases, Nevada Power’s ability to access the capital markets for construction and capital costs and general corporate purposes, and its ability to purchase sufficient power to meet power demands. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources and Nevada Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004 and their Annual Reports on Form 10-K for the year ended December 31, 2003, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.